Filed Pursuant to Rule 424(b)(3)
Registration Number 333-126887

LEV PHARMACEUTICALS CORP.

Prospectus Supplement Dated July16, 2007
To
Prospectus Dated April 26, 2007

This document supplements and amends the prospectus dated April 26, 2007 (the “prospectus”), relating to the resale of 52,964,197 shares of our common stock, including 3,236,607 shares of our common stock issuable upon the exercise of warrants. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with, and may not be delivered or utilized without, the prospectus. The information in this prospectus supplement amends the information set forth under the heading “Selling Stockholders” appearing on pages 19 - 23 of the prospectus.

Since the filing of the prospectus, certain selling stockholders have provided us with updated information relating to the shares of our common stock and warrants that they hold or have disposed of some or all of their securities in accordance with the Plan of Distribution included in the prospectus. The purpose of this prospectus supplement is to provide updated information about the holdings of our securities provided to us by certain stockholders since the date of the prospectus. We have not provided updated information for selling stockholders who have not provided us with updated information since the date of the prospectus. Selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended or the Securities Act, some or all of their shares of common stock since the date of the prospectus.

SELLING STOCKHOLDERS

The prospectus relates to the sale of up to 52,964,197 shares of our common stock which may be offered by the selling stockholders identified below. The shares offered pursuant to this prospectus consisted of (i) 1,248,800 shares of common stock sold to investors in our May 2005 private placement, (ii) 2,497,387 shares of common stock issuable upon exercise of warrants sold to investors in our May 2005 private placement, (iii) 627,879 shares of our common stock issuable upon exercise of warrants issued to the placement agent in our May 2005 private placement, (iv) 41,959,599 shares of common stock owned by certain selling stockholders granted registration rights under a registration rights agreement in 2004, including (x) our Chief Executive Officer and several limited liability companies beneficially owned by our Chief Executive Officer and by our Chairman, (y) affiliates of the placement agent in our May 2005 private placement and (z) Emigrant Capital Corp. and certain its affiliates who collectively own more than ten percent of our outstanding common stock; and (v) 6,519,191 shares of common stock owned by certain selling stockholders and 111,341 shares of common stock issuable upon exercise of warrants owned by certain selling stockholders, whose shares are being registered at the direction of our Board of Directors, including (y) relatives of our Chairman and (z) Thomas Lanier, a director. All of the shares being offered in this Prospectus are subject to contractual registration rights and rights granted by our Board of Directors. As of the date of this prospectus supplement, a total of 51,336,544 shares of common stock, including 2,908,139 shares issuable upon the exercise of warrants, are covered by the prospectus and prospectus supplement due to sales, transfers or other dispositions of our common stock by the selling stockholders pursuant to the Plan of Distribution set forth in the prospectus.

The following table sets forth, to our knowledge: (i) information about the selling stockholders as of the date of the prospectus and, (ii) updated information with respect to certain selling stockholders, in both cases with regard to the beneficial ownership of our common stock by each of the selling stockholders, including shares underlying warrants. The term “selling stockholder” includes the stockholders listed below and their respective transferees, assignees, pledges, donees and other successors. The following table lists certain information with respect to the selling stockholders as follows: (i) each selling stockholder’s name, (ii) the number of outstanding shares of common stock presently beneficially owned by the selling stockholder, (iii) the number of shares of common stock being offered pursuant to this prospectus, (iv) the number of shares of common stock being offered pursuant to this prospectus which may be issued upon exercise of warrants and (v) the number of shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each selling stockholder.

Because the selling stockholders may sell all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after the offering can be provided. The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended or the Securities Act, some or all of their shares of common stock since the date on which the information in the table below is presented. Information about the selling stockholders may change over time. The following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold. Except as noted, none of the selling stockholders have had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years. We will not receive any proceeds from the resale of the shares of common stock by the selling stockholders. However, we will receive proceeds from the exercise of the warrants. See “Plan of Distribution.”

Selling Stockholder	Shares Beneficially Owned Prior to Offering	Shares Being Offered	Shares Being Offered Underlying Warrants	Shares Beneficially Owned After the Offering

Maurice Meytre	13,500	0	13,500	0
Meganet Uno S.A.	150,000	100,000	50,000	0
Peter Nordin APS	160,000	60,000	100,000	0
Arco Van Nieuwland	500,000	0	500,000	0
James M. Ehrhart	12,500	0	12,500	0
Rick Van den Toorn	25,000	0	25,000	0
Cedric and Laure Guyot	12,500	0	12,500	0
Joel Cherande	100,000	0	100,000	0
William and Joanne Jellison	25,000	0	25,000	0
Daniel Corallo	50,000	0	50,000	0
Patrick Larose	50,000	0	50,000	0
James Kelly	32,000	0	32,000	0
John Igoe	5,000	0	5,000	0
Andres T. Rauchberger	25,000	0	25,000	0
Fernando Malvido Olascoaca	12,500	0	12,500	0
Alastair McEwan	25,000	0	25,000	0
The Jayaraman Living Trust	27,500	0	27,500	0
Joseph T. DeComa, Jr. IRA	17,700	11,800	5,900	0
Joseph T. DeComa, Jr.	126,000	84,000	42,000	0
Rainer Thomas	25,000	0	25,000	0
Carlo Schupp	25,000	0	25,000	0
Dr. Helmut Koehler	12,500	0	12,500	0
Steve N. and Terri Gelbstein	23,500	11,000	12,500	0
H. Jakob Skadegaard	12,487	0	12,487	0
Engbert H. Reerink	30,000	20,000	10,000	0
Michael B. and Sheila Carroll	70,000	20,000	50,000	0
Charles Mader	12,500	0	12,500	0

Werner and Elisabeth Daghofer	30,000	0	30,000	0
Timothy Reed	50,000	0	50,000	0
Steven A. and Susan M. Goreham	15,000	10,000	5,000	0
Howard E. Richmond, Jr.	5,000	0	5,000	0
Natan and Miryam Vishlitzky	25,000	0	25,000	0
Jay and Diane Bielfield	77,500	0	17,500	60,000
Peter and Grace Debany	12,500	0	12,500	0
Giorgia Palazzo	12,500	0	12,500	0
Brian J. Smith	7,500	0	7,500	0
William V. and Nancy E. Hugie	10,000	0	10,000	0
Gary Ellis	50,000	0	50,000	0
Ulrich Kuhn	10,000	0	10,000	0
Gero Papst	18,000	5,500	12,500	0
Joseph Giananco	25,000	0	25,000	0
Aguinaldo Valdez	15,000	10,000	5,000	0
Sheldon Miller	50,000	0	50,000	0
Robert Alexander Den Hartog	25,000	0	25,000	0
Colin Piper	19,000	0	19,000	0
Thomas K. Beard	12,500	0	12,500	0
Royal Bank of Canada Trustees Limited as Trustee of the Jean-Philippe Courtois Trust	436,500	236,500	200,000	0
Mercedes Sepulveda	83,500	46,000	37,500	0
Regent Capital Trust Corporation as Trustee of the Briar Services Employee Incentive Trust	100,000	50,000	50,000	0
Kenneth N. and Nancy J. Larsen	37,500	12,500	25,000	0
Ronald W. Randle	12,500	0	12,500	0
Larry K. Miller	30,000	20,000	10,000	0
Todd L.D. and Luann L. Johnson	12,500	0	12,500	0
Ali Shaath	25,000	0	25,000	0
Klas Arne Booth III IRA	25,000	0	25,000	0
Amos Lasker	25,000	25,000	0	0
Brian Garvey	37,500	25,000	12,500	0
Wolfgang and Brigitte Graaff	50,000	30,000	20,000	0
Casper A.M. Helmer	105,000	70,000	35,000	0
Blake Williams	12,500	0	12,500	0
J. Sherman Henderson	25,000	0	25,000	0
J. Evan Robertson	12,500	0	12,500	0
Paul C. Karrer	75,000	50,000	25,000	0
Ajax Partners	1,175,545	1,175,545	0	0
Sands Brothers Venture Capital LLC	82,662	82,662	0	0
Sands Brothers Venture Capital II LLC	82,662	82,662	0	0
Sands Brothers Venture Capital III LLC	197,426	197,426	0	0
Sands Brothers Venture Capital IV LLC	108,230	108,230	0	0
Targhee Trust	95,162	95,162	0	0
KWG Trust dated 1/1/04	95,162	95,162	0	0
Robert Bonaventura (4)	89,098	57,098	32,000	0
Kevin Connors (4)	47,534	19,034	28,500	0
Frank Mazzola	98,064	38,064	60,000	0
Aharon Orlansky	19,034	19,034	0	0

Michael Beattie	19,034	19,034	0	0
Emigrant Capital Corp.(5)	16,276,116	10,076,116	0	6,200,000
John Hart	335,870	335,870	0	0
Gilbert Stein	525,870	335,870	0	190,000
Barry Friedberg	535,870	335,870	0	200,000
David Seldin	535,870	335,870	0	200,000
Francis May	83,968	83,968	0	0
Joshua D. Schein, Ph.D. (1)	1,000,505	993,505	0	7,000
Prism Ventures LLC (2)	6,851,759	6,851,759	0	0
Entry Point Capital LLC (2)	3,146,099	3,146,099	0	0
Sapphire Ventures LLC (2)	4,011,362	4,011,362	0	0
Tudor Technology Ventures LLC (2)	3,153,368	3,153,368	0	0
Windsor Ventures LLC (2)	5,017,066	5,017,066	0	0
Newton Partners LLC (2)	5,293,763	5,293,763	0	0
Lisa Cooper as Custodian for Matthew Cooper (8)	85,647	85,647	0	0
Lisa Cooper as Custodian for Marissa Cooper (8)	85,647	85,647	0	0
Lisa Cooper as Custodian for Andrew Cooper (8)	85,647	85,647	0	0
Lisa Cooper as Custodian for William Cooper (8)	85,647	85,647	0	0
Lisa Cooper as Custodian for Savannah Cooper (8)	85,647	85,647	0	0
Richard Jaffe	137,035	137,035	0	0
Rebecca Dowdy	14,274	14,274	0	0
Aaron Dowdy	14,274	14,274	0	0
A. Daniel Jesselson 4/8/71 Trust	671,741	671,741	0	0
A. Daniel Jesselson 12/18/80 Trust	1,007,611	1,007,611	0	0
Michael G. Jesselson 12/18/80 Trust	1,679,352	1,679,352	0	0
Michael Chill	100,761	100,761	0	0
JIBS Equities LP	105,111	105,111	0	0
ICT N.V.	160,836	160,836	0	0
Lester E. Lipschutz as Trustee for the Rosenwald 2000 Family Trust	167,937	167,937	0	0
Lindsay Rosenwald 2000
Irrevocable Trust, Wachovia, Trustee	167,937	167,937	0	0
Malcolm Hoenlein	335,870	335,870	0	0
Capital M Group II, LLC	169,241	169,241	0	0
Rebecca Stone	70,000	20,000	0	50,000
Ilana Stone	70,000	20,000	0	50,000
Aliza Stone	70,000	20,000	0	50,000
Richard Stone as Custodian for Meyer Stone	70,000	20,000	0	50,000
Jeffrey Steingarten	25,000	25,000	0	0
Louis Zauderer	25,000	25,000	0	0
Theofania Merkos	25,000	10,000	0	15,000
Zvi Farber	10,000	10,000	0	0
Thomas Lanier (3)	71,372	71,372	0	0
Ashton Partners	281,951	161,451	0	120,000
Joseph Lawler	111,341	0	111,341	0

Michael Giles Pesackis (4)	3,675	0	3,675	0
Nicholas Gupta (4)	10,688	10,688	0	0
Richard Kirschner (4)	11,688	11,688	0	0
Jason Russo (4)	84,127	0	84,127	0
Todd Cirella (4)	13,500	0	13,500	0
Lars Headley	6,000	0	6,000	0
Ron Zuckerman (4)	4,300	0	4,300	0
Jeff Shneider	6,092	6,092	0	0
Mark Blaha (4)	2,500	0	2,500	0
Steven Hill (4)	525	0	525	0
Heidi Breiland (4)	1,000	0	1,000	0
Oseas Zuluaga (4)	300	0	300	0
John Telfer (4)	500	0	500	0
Mark Koplik & Deirdre Henderson (4)	1,000	0	1,000	0
Hugh Regan (4)	1,000	0	1,000	0
Alex Shtaynberger (4)	500	0	500	0
Dan T. O’Connor	300	0	300	0
Beatrice Aleman (4)	300	0	300	0
Maya Lawler	3,502	0	3,502	0
Glen McKelvey (4)	1,500	0	1,500	0
Sunny M. Grillo (4)	300	0	300	0
Christina Gallo (4)	1,000	0	1,000	0
Peter O’Neill	1,000	0	1,000	0
Theodore V. Fowler (4)	154,000	0	74,000	80,000
Craig Boden (4)	10,664	0	5,664	5,000
Bonanza Trust (6)	136,209	0	136,209	0
Dianthus LLC (7)	136,209	0	136,209	0

(1) Our Chief Executive Officer and a director. Excludes (i) 1,427,450 shares of common stock issuable upon exercise of stock options granted under our 2004 Omnibus Incentive Compensation Plan; (ii) an aggregate of 27,473,417 shares of common stock owned by Prism Ventures, LLC, Sapphire Ventures LLC, Tudor Technology Ventures, LLC, Windsor Ventures, LLC and Newton Partners, LLC, which are entities in which Mr. Schein owns a 50% interest, which shares are included in the above table under the name of the corresponding entity which actually holds such shares; and (iii) 1,600,000 unvested stock options granted under our 2004 Omnibus Incentive Compensation Plan.

(2) Beneficially owned by our Chief Executive Officer and by our Chairman, each of whom have voting and/or dispositive power over the shares held by the selling stockholder.

(3) A director. Excludes (i) 150,000 options that vested under our 2004 Omnibus Incentive Compensation Plan and (ii) unvested options to purchase 150,000 shares of common stock granted under our 2004 Omnibus Incentive Compensation Plan.

(4) Associated with or employed by Laidlaw & Company (UK), Ltd., a NASD member broker-dealer. We do not have any arrangement with Laidlaw & Company for it to act as a broker-dealer for the sale of the shares included herein for the selling stockholders. These selling stockholders may be deemed to be underwriters with respect to their respective sales of shares to be offered by them in this prospectus. This selling security holder has represented to us that it acquired the shares in the ordinary course of business and that, at the time of such acquisition, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares.

(5) The address of Emigrant Capital Corp. is 6 East 43rd Street, New York, New York 10017. The ownership amount reported in the above table includes warrants to purchase 1,430,769 shares of common stock not covered by this prospectus.

(6) Affiliated with an employee of Laidlaw & Company. Jeff Zaluda holds voting and/or dispositive power over the shares held by the selling stockholder. This selling security holder has represented to us that it acquired the shares in the ordinary course of business and that, at the time of such acquisition, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares.

(7) Affiliated with an employee of Laidlaw & Company. Deidre Henderson holds voting and/or dispositive power over the shares held by the selling stockholder. This selling security holder has represented to us that it acquired the shares in the ordinary course of business and that, at the time of such acquisition, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares.

(8) Listed shares are deemed to be beneficially owned by our Chairman.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 6 of the prospectus, as well as the section entitled “Risk Factors” included in our recent periodic reports filed with the Securities and Exchange Commission, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 16, 2007.